Exhibit (e)(1)

       Excerpts From The Proxy Statement Of The Fund Dated April 24, 2007
              Filed With The Securities And Exchange Commission On
                         Schedule 14A On April 24, 2007

Page 8. Share Ownership

                                                       Aggregate Dollar Range
                                                      of Equity Securities in
                                                         All Pioneer Funds
                                   Dollar Range of         Overseen or to be
                                  Equity Securities       Overseen by Trustee
Name of Trustee or Nominee            in the Fund              or Nominee
-------------------------------   -------------------   ---------------------
INTERESTED TRUSTEE or
 NOMINEE
John F. Cogan, Jr. ..........     Over $100,000                 Over $100,000
Daniel K. Kingsbury .........   $             0                 Over $100,000
INDEPENDENT TRUSTEE or
 NOMINEE
David R. Bock ...............   $10,001-$50,000                 Over $100,000
Mary K. Bush ................   $     1-$10,000                 Over $100,000
Margaret B. W. Graham .......   $             0                 Over $100,000
Thomas J. Perna .............   $10,001-$50,000                 Over $100,000
Marguerite A. Piret .........   $     1-$10,000                 Over $100,000
Stephen K. West .............   $10,001-$50,000                 Over $100,000
John Winthrop ...............   $     1-$10,000                 Over $100,000

Pages 10-11:  Trustee Compensation Table

     The following table sets forth certain information with respect to the compensation of each Trustee of Pioneer Tax Advantaged Balanced Trust for the fiscal year ended November, 30, 2006. The amounts paid to the Trustees by the fund differ due to (i) membership on or chairing certain committees of the Board of Trustees and (ii) attendance at meetings. The fund does not pay any salary or other compensation to its officers.

                                 Pension or Retirement     Total Compensation
                  Aggregate       Benefits Accrued as      from the Fund and
                  Compensation       Part of Fund           Other Pioneer
Name of Trustee   from Fund             Expenses                 Funds(2)
---------------   --------------   -----------------------   ----------------
Interested Trustees:
John F. Cogan, Jr.(1).$ 500.00         $ 0.00                    $ 35,300.00
Osbert M. Hood(1, 4) .$ 500.00         $ 0.00                    $ 14,000.00
Daniel K. Kingsbury(1, 5) .n/a            n/a                       n/a

                                  Pension or Retirement    Total Compensation
                  Aggregate       Benefits Accrued as      from the Fund and
                  Compensation        Part of Fund            Other Pioneer
Name of Trustee   from Fund            Expenses                 Funds(2)
---------------   --------------   ----------------------   -----------------
Independent Trustees:
David R. Bock ....   $  1,783.78          $ 0.00             $   149,500.00
Mary K. Bush .....   $  1,763.05          $ 0.00             $   148,250.00
Margaret B.W. Graham $  1,859.18          $ 0.00             $   155,750.00
Thomas J. Perna(3) ..$  1,090.21          $ 0.00             $   126,053.12
Marguerite A. Piret .$  2,134.39          $ 0.00             $   178,250.00
Stephen K. West .....$  1,707.74          $ 0.00             $    54,506.57
John Winthrop .......$  1,669.13          $ 0.00             $   140,500.00
                     -----------          ------             --------------
Total ...........    $ 12,007.48          $ 0.00             $ 1,002,109.69
                     ===========          ======             ==============

---------
(1) Under the management contract, Pioneer reimburses the fund for any Interested Trustees' fees paid by the fund.
(2) There are 82 U.S. registered investment portfolios in the Pioneer Funds. All current Trustees of the fund serve as trustees of all of the Pioneer Funds, except Messrs. Kingsbury and West who serve as Trustees of 33 of the Pioneer Funds.
(3) Mr. Perna became a Trustee of the fund on February 7, 2006.
(4) Mr. Hood resigned as Trustee of the fund effective January 9, 2007.
(5) Mr. Kingsbury became a Trustee of the fund on March 6, 2007.

Page 11: Trust Information. Investment Advisor and Administration

Investment adviser and administrator

     Pioneer, whose executive offices are located at 60 State Street, Boston, Massachusetts 02109, serves as investment adviser and administrator to the fund.

Appendix A:

     Pioneer Investment Management, Inc. ("Pioneer") has served as the fund's investment adviser since the fund's inception. Pioneer provides investment management and financial services to the Pioneer Funds and to other institutional accounts. Pioneer, a regulated investment adviser under the Investment Advisers Act of 1940, as amended, is a wholly owned subsidiary of Pioneer Investment Management USA Inc. Pioneer Investment Management USA Inc. is the North American operating subsidiary of Pioneer Global Asset Management S.p.A., which is a wholly-owned subsidiary of UniCredito Italiano S.p.A. ("UniCredito"), one of the largest banking groups in Italy.

     Pioneer is part of the global asset management group providing investment management and financial services to mutual funds, institutional and other clients. As of March 31, 2007, assets under management were approximately $310 billion worldwide, including over $81 billion in assets under management by Pioneer.

     The address for Pioneer and Pioneer Investment Management USA Inc. is 60 State Street, Boston, Massachusetts 02109. The address for Pioneer Global Asset Management S.p.A. is Galleria San Carlo 6, Milan 20122, Italy. The address of UniCredito is Piazza Cordusio, 20123 Milan, Italy.